Exhibit 99.1

Media Contact	Investor Contact
Meghan Thompson 203-578-2287	Terry Mangan 203-578-2318
mthompson@websterbank.com	tmangan@websterbank.com

WEBSTER REPORTS QUARTERLY EARNINGS PER SHARE OF
$.85 WITH STRONG INCREASES IN DEPOSITS AND
COMMERCIAL LOANS

WATERBURY, Conn., July 19, 2005 — Webster Financial Corporation (NYSE: WBS), the holding company for Webster Bank, N.A., today announced net income of $46.3 million in the second quarter compared to $45.8 million in the year-ago quarter. Net income per diluted share was $.85 compared to $.91 a year ago. For the first six months of 2005, net income was $93.8 million compared to $88.2 million a year ago. Net income per share was $1.73 and $1.81 in the respective periods. Average diluted shares outstanding are higher in 2005 as a result of shares issued in connection with the acquisition of FIRSTFED AMERICA BANCORP, INC. on May 14, 2004.

Gains on the sale of securities are included in all of the amounts above. These gains represented $.01 per share in the second quarter compared to $.07 in the year-ago quarter. For the first six months of 2005, securities gains were $.02 per share compared to $.15 a year ago. The reduced level of securities gains per share in 2005 is consistent with Webster’s emphasis on delivering high quality earnings. In addition, one-time expenses equivalent to $.04 in the second quarter were incurred in support of Webster’s core infrastructure conversion project.

Cash net income, which adds stock-based compensation and intangible amortization expenses back to net income, was $51.1 million compared to $50.0 million in the year-ago quarter. Cash net income per share was $.94 in the second quarter compared to $.99 a year ago. For the first six months of 2005, cash net income was $103.2 million compared to $95.8 million a year ago. Cash net income per share was $1.90 and $1.96 in the respective periods.

“The second quarter results show strong growth in deposits and commercial loans and ongoing progress toward achieving our strategic and financial goals,” said Webster Chairman and Chief Executive Officer James C. Smith. “We remain focused on a strong balance sheet, solid organic growth and high quality earnings as we continue to invest in our future.”

Revenues

Total revenues (net interest income plus total noninterest income) were $183.5 million in the second quarter, compared to $170.5 million a year ago, an increase of 8 percent. Adjusting both periods to exclude securities gains, total revenues grew by 11 percent.

Net interest income was $129.8 million in the second quarter of 2005 compared to $113.5 million in the year-ago period. The increase over the prior year reflects growth in the loan portfolio fully funded by deposit growth and a higher net interest margin.

Webster’s net interest margin (annualized tax-equivalent net interest income as a percentage of average earning assets) was 3.32 percent in the second quarter, an improvement of 30 basis points from 3.02 percent in the year-ago period. The net interest margin also was 3.32 percent in the first quarter of 2005. The increase from a year ago reflects the benefit of Webster’s de-leveraging in the fourth quarter of 2004 and the impact of higher interest rates on earning asset yields over the past year.

The provision for loan losses totaled $2.0 million in the second quarter. Recoveries on loans previously charged off exceeded loans charged off during the quarter by $0.3 million. As a result, the allowance for loan losses increased by $2.3 million during the quarter. This compares to a provision of $5.0 million a year ago, which exceeded net loan charge-offs by $2.8 million. The reduction in the provision from a year ago reflects Webster’s favorable asset quality and the net recovery in the quarter. The annualized net loan charge-off ratio was (0.01) percent of average loans in the second quarter compared to 0.08 percent a year ago.

In the second quarter of 2005, total noninterest income was $53.6 million compared to $57.1 million in the year-ago period. Excluding securities gains of $0.7 million and $5.6 million in the respective periods, noninterest income increased in the second quarter to $52.9 million from $51.5 million in the year-ago period.

Webster’s core fee revenues reflect growth in our businesses over the past year. They are revenues from deposit service fees, insurance, loan and loan servicing and wealth management, which totaled $45.6 million in the second quarter and grew by 6 percent compared to a year ago. Deposit service fees totaled $21.7 million and grew by 13 percent from a year ago aided by the FIRSTFED and HSA Bank acquisitions. Gains on sales of loans and loan servicing totaled $3.0 million in the quarter and decreased by $2.3 million from a year ago primarily as a result of lower mortgage origination volumes and sales into the secondary markets.

Expenses

Total noninterest expenses for the 2005 second quarter were $113.5 million, which includes $3.5 million of non-recurring charges under Webster’s core infrastructure conversion project, compared to $97.2 million in the year-ago period. Adjusting each period for acquisitions, investments in de novo branch expansion and the core infrastructure conversion, total noninterest expenses were $93.0 million in the second quarter and $89.3 million a year ago for an increase of approximately 4 percent. On this basis, total noninterest expenses were $183.8 million for the first six months of 2005 and $175.9 million a year ago and also increased by approximately 4 percent.

Balance Sheet Trends

At June 30, 2005, total assets were $17.5 billion, up 3 percent from $17.0 billion a year ago. Total loans of $11.8 billion at June 30, 2005 increased 5 percent from $11.3 billion the prior year, while deposits were $11.6 billion, up 12 percent from $10.4 billion a year ago.

“Strong deposit growth exceeding the growth in loans has enabled Webster to make a meaningful reduction in total wholesale borrowings,” stated Webster President and Chief Operating Officer William T. Bromage. “Commercial lending is a strategic focus which is reflected in our double-digit loan growth for this segment.”

At the end of the second quarter, commercial loans were $4.4 billion, including Commercial & Industrial loans at $2.8 billion, up 13 percent from a year ago, and commercial real estate loans at $1.6 billion, up 6 percent. Consumer loans, primarily home equity loans and lines, increased 6 percent to $2.7 billion compared to $2.5 billion a year ago. Commercial, commercial real estate and consumer loans comprised 60 percent of total loans at June 30, 2005 compared to 58 percent a year ago.

Demand and NOW deposits have grown by 11 percent and 15 percent, respectively, compared to a year ago while certificates of deposit balances have grown by 20 percent as consumer preferences have shifted to this product offering. Wholesale borrowings as a percent of total assets declined to 23.7 percent at June 30, 2005 compared to 29.9 percent a year ago as total deposit growth exceeded loan growth by $687 million over the past year.

“Webster’s performance has resulted in an improved tangible equity position,” stated Webster Chief Financial Officer William J. Healy. “Earnings retention and balance sheet management have contributed to substantial improvement in our tangible equity ratio over the past year.”

Book value per common share of $29.94 at June 30, 2005 increased from $27.37 a year ago. Tangible book value per share of $17.18 at June 30, 2005 increased from $15.02 last year. The ratio of tangible equity to tangible assets increased to 5.38 percent at June 30, 2005 compared to 4.71 percent a year ago. Return on average tangible equity was 20.2 percent in the second quarter compared to 22.1 percent a year ago while the cash return on average tangible equity was 22.3 percent and 24.1 percent in the respective periods.

Asset Quality

Nonperforming assets totaled $44.2 million or 0.25 percent of total assets at June 30, 2005, down from $47.7 million or 0.28 percent a year ago and $49.1 million or 0.28 percent at March 31, 2005.

The allowance for loan losses was $154.8 million, or 1.31 percent of total loans at June 30, 2005, compared to $146.5 million, or 1.30 percent, a year ago and $152.5 million, or 1.30 percent, at March 31, 2005. The ratio of the allowance to nonperforming loans at June 30, 2005 was 369 percent compared to 332 percent a year ago and 334 percent at March 31, 2005.

Strategic Actions

During the second quarter, Webster celebrated grand openings for de novo branches in Groton and Bridgeport, Conn., our first branches in these towns, bringing the total retail branch system to 153. The branches increase Webster’s presence in New London and Fairfield Counties.

In April, Webster unveiled a new corporate identity including a new logo with a contemporary look meant to capture Webster’s momentum and communicate the energy and approachability that are at the heart of Webster’s We Find A Way brand promise.

Also in April, Webster named Scott McBrair head of Retail Banking, including consumer and small business operations. He is responsible for Webster’s 153 branch system, the bank’s contact center and on-line banking capabilities and Webster’s full range of retail banking products including checking, money market funds, certificates of deposit and small business loans.

In June, Webster completed its acquisition of J. Bush & Co., an investment management business. J. Bush & Co. works closely with high-net worth individuals as well as institutions to provide them investment management advice. The company has retained its name and operates as a division of the Bank’s investment management group, Webster Financial Advisors (WFA).

***

Webster Financial Corporation is the holding company for Webster Bank, National Association and Webster Insurance. With $17.5 billion in assets, Webster provides business and consumer banking, mortgage, insurance, financial planning, trust and investment services through 153 banking offices, 291 ATMs, telephone banking and the Internet. Webster Bank owns the asset-based lending firm Webster Business Credit Corporation, the insurance premium finance company Budget Installment Corp., Center Capital Corporation, an equipment finance company headquartered in Farmington, Connecticut and provides health savings account trustee and administrative services through HSA Bank, a division of Webster Bank.

For more information about Webster, including past press releases and the latest Annual Report, visit the Webster website at www.websteronline.com.

***
Conference Call

A conference call covering Webster’s 2005 second quarter earnings announcement will be held today, Tuesday, July 19, at 11:00 a.m. Eastern Time and may be heard through Webster’s investor relations website at www.wbst.com, or in listen-only mode by calling 1-877-407-3980 or 201-689-8475 internationally. The call will be archived on the website and available for future retrieval.

Statements in this press release regarding Webster Financial Corporation’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statement, see “Forward Looking Statements” in Webster’s Annual Report for 2004. Except as required by law, Webster does not undertake to update any such forward looking information.

In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. We believe that providing certain non-GAAP financial measures, such as cash basis net income, provides investors with information useful in understanding our financial performance, our performance trends and financial position. A reconciliation of cash basis net income to net income is included in the accompanying financial tables, elsewhere in this report.

Selected Financial Highlights (unaudited)
	At or for the Three		At or for the Six
	Months Ended June 30,		Months Ended June 30,
(In thousands, except per share data)	2005	2004	2005	2004

Net income and performance ratios (annualized):

Net income	$46,258	$45,843	$93,753	$88,166
Net income per diluted common share	0.85	0.91	1.73	1.81
Return on average shareholders’ equity	11.57%	13.86%	11.85%	14.06%
Return on average tangible equity	20.20	22.13	20.74	20.70
Return on average assets	1.07	1.12	1.09	1.14
Noninterest income as a percentage of total revenue	29.24	33.47	29.25	33.77
Efficiency ratio (a,d)	61.86	56.98	60.67	57.18

Cash income and performance ratios (annualized) (b):

Net income	$46,258	$45,843	$93,753	$88,166
Stock-based compensation, net of tax	1,620	1,206	3,023	1,981
Intangible amortization, net of tax	3,256	2,978	6,442	5,638

Cash income	51,134	50,027	103,218	95,785

Cash income per diluted common share	0.94	0.99	1.90	1.96
Cash return on average shareholders’ equity	12.78%	15.12%	13.04%	15.27%
Cash return on average tangible equity	22.33	24.15	22.83	22.48
Cash return on average assets	1.18	1.22	1.20	1.23

Asset quality:

Allowance for loan losses	$154,822	$146,511	$154,822	$146,511
Nonperforming assets	44,241	47,658	44,241	47,658
Allowance for loan losses / total loans	1.31%	1.30%	1.31%	1.30%
Net charge-offs/ average loans (annualized)	(0.01)	0.08	0.01	0.11
Nonperforming loans / total loans	0.35	0.39	0.35	0.39
Nonperforming assets / total assets	0.25	0.28	0.25	0.28
Allowance for loan losses / nonperforming loans	369.49	332.24	369.49	332.24

Other ratios (annualized):

Tangible capital ratio	5.38%	4.71%	5.38%	4.71%
Shareholders’ equity / total assets	9.22	8.52	9.22	8.52
Interest-rate spread	3.29	2.99	3.28	3.02
Net interest margin	3.32	3.02	3.32	3.05

Share related:

Book value per common share	$29.94	$27.37	$29.94	$27.37
Tangible book value per common share	17.18	15.02	17.18	15.02
Common stock closing price	46.69	47.02	46.69	47.02
Dividends declared per common share	0.25	0.23	0.48	0.44

Common shares issued and outstanding	53,807	53,016	53,807	53,016
Basic shares (average)	53,618	49,699	53,594	47,922
Diluted shares (average)	54,278	50,475	54,244	48,767

Footnotes:

(a)	Noninterest expense as a percentage of net interest income plus noninterest income.

(b)	Cash income represents net income excluding the after tax effects of non-cash charges related to the amortization of intangible assets and stock-based compensation, which includes stock options and restricted stock.

(c)	For purposes of this computation, unrealized gains (losses) are excluded from the average balance for rate calculations.

(d)	Excluding conversion and infrastructure costs in 2005, the efficiency ratio would be 59.95% and 59.39% for the three and six months ended June 30, 2005, respectively.

Consolidated Statements of Condition (unaudited)
	June 30,	March 31,	June 30,
(In thousands)	2005	2005	2004

Assets:

Cash and due from depository institutions	$322,376	$266,088	$252,818
Short-term investments	13,088	79,676	39,887

Securities:
Trading, at fair value	1,409	1,038	1,944
Available for sale, at fair value	2,649,930	2,591,270	3,853,154
Held-to-maturity securities	1,196,368	1,212,934	284,392

Total securities	3,847,707	3,805,242	4,139,490

Loans held for sale	245,174	352,233	153,396

Loans:
Residential mortgages	4,690,318	4,722,897	4,731,950
Commercial	2,781,938	2,674,901	2,455,512
Commercial real estate	1,666,235	1,690,973	1,572,289
Consumer	2,671,197	2,608,303	2,530,443

Total loans	11,809,688	11,697,074	11,290,194
Allowance for loan losses	(154,822)	(152,519)	(146,511)

Loans,net	11,654,866	11,544,555	11,143,683

Accrued interest receivable	67,380	67,953	59,737
Premises and equipment, net	171,579	161,635	132,842
Goodwill and intangible assets	708,387	714,490	681,252
Cash surrender value of life insurance	233,129	230,823	224,082
Prepaid expenses and other assets	208,511	190,133	198,683

Total Assets	$17,472,197	$17,412,828	$17,025,870

Liabilities and Shareholders’ Equity:

Deposits:
Demand deposits	$1,509,957	$1,426,798	$1,362,339
NOW accounts	1,640,692	1,535,595	1,423,822
Money market deposit accounts	1,892,664	1,904,158	2,013,894
Savings accounts	2,284,076	2,276,623	2,281,312
Certificates of deposit	3,830,999	3,545,287	3,184,991

Total retail deposits	11,158,388	10,688,461	10,266,358
Treasury deposits	420,846	295,073	106,564
Deposits held in divested branches	—	48,301	—

Total deposits	11,579,234	11,031,835	10,372,922

Federal Home Loan Bank advances	2,126,437	2,319,722	2,731,332
Securities sold under agreements to repurchase and other short-term debt	1,345,910	1,670,950	1,670,594
Other long-term debt	674,117	674,240	695,417
Accrued expenses and other liabilities	126,011	142,910	95,112

Total liabilities	15,851,709	15,839,657	15,565,377

Preferred stock of subsidiary corporation	9,577	9,577	9,577

Shareholders’ equity	1,610,911	1,563,594	1,450,916

Total Liabilities and Shareholders’ Equity	$17,472,197	$17,412,828	$17,025,870

See Selected Financial Highlights for footnotes.

Consolidated Statements of Income (unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
In thousands, except per share data)	2005	2004	2005	2004

Interest income:
Loans	$166,967	$129,084	$325,754	$247,675
Securities and short-term investments	42,684	45,162	83,583	89,770
Loans held for sale	2,964	2,139	5,696	3,209

Total interest income	212,615	176,385	415,033	340,654

Interest expense:
Deposits	44,099	29,172	79,967	55,002
Borrowings	38,681	33,746	76,999	66,379

Total interest expense	82,780	62,918	156,966	121,381

Net interest income	129,835	113,467	258,067	219,273
Provision for loan losses	2,000	5,000	5,500	10,000

Net interest income after provision for loan losses	127,835	108,467	252,567	209,273

Noninterest income:
Deposit service fees	21,747	19,250	40,876	36,435
Insurance revenue	10,562	10,596	22,364	22,234
Loan and loan servicing fees	7,274	7,305	16,203	13,954
Wealth and investment services	6,028	5,849	11,423	10,965
Gain on sale of loans and loan servicing, net	3,012	5,321	5,548	6,346
Increase in cash surrender value of life insurance	2,302	2,177	4,540	4,131
Financial advisory services	—	—	—	3,808
Other	2,013	964	4,256	2,812

	52,938	51,462	105,210	100,685
Gain on sale of securities, net	710	5,616	1,466	11,116

Total noninterest income	53,648	57,078	106,676	111,801

Noninterest expenses:
Compensation and benefits	57,854	53,659	115,756	106,786
Occupancy	10,810	8,402	21,669	16,767
Furniture and equipment	11,611	8,993	22,409	16,634
Intangible amortization	5,009	4,582	9,911	8,674
Marketing	3,664	3,630	6,947	6,614
Professional services	3,972	2,938	7,742	5,837
Conversion and infrastructure costs	3,506	—	4,640	—
Acquistion costs	151	265	329	265
Other	16,928	14,710	31,876	27,743

Total noninterest expenses	113,505	97,179	221,279	189,320

Income before income taxes	67,978	68,366	137,964	131,754
Income taxes	21,720	22,523	44,211	43,588

Net income	$46,258	$45,843	$93,753	$88,166

Diluted shares (average)	54,278	50,475	54,244	48,767

Net income per common share:
Basic	$0.86	$0.92	$1.75	$1.84
Diluted	0.85	0.91	1.73	1.81

See Selected Financial Highlights for footnotes.

Consolidated Statements of Income (unaudited)
	Three Months Ended
	June 30,	March 31,	Dec. 31	Sept. 30,	June 30,
(In thousands, except per share data)	2005	2005	2004	2004	2004

Interest income:
Loans	$166,967	$158,787	$154,177	$145,456	$129,084
Securities and short-term investments	42,684	40,899	42,807	45,541	45,162
Loans held for sale	2,964	2,732	1,718	1,755	2,139

Total interest income	212,615	202,418	198,702	192,752	176,385

Interest expense:
Deposits	44,099	35,868	32,993	32,611	29,172
Borrowings	38,681	38,318	38,109	38,853	33,746

Total interest expense	82,780	74,186	71,102	71,464	62,918

Net interest income	129,835	128,232	127,600	121,288	113,467
Provision for loan losses	2,000	3,500	4,000	4,000	5,000

Net interest income after provision for loan losses	127,835	124,732	123,600	117,288	108,467

Noninterest income:
Deposit service fees	21,747	19,129	20,712	20,596	19,250
Insurance revenue	10,562	11,802	10,348	10,924	10,596
Loan and loan servicing fees	7,274	8,929	7,727	6,893	7,305
Wealth and investment services	6,028	5,395	5,198	6,044	5,849
Gain on sale of loans and loan servicing, net	3,012	2,536	2,492	4,467	5,321
Increase in cash surrender value of life insurance	2,302	2,238	2,283	2,421	2,177
Other	2,013	2,243	2,692	1,912	964

	52,938	52,272	51,452	53,257	51,462
Gain on sale of securities, net	710	756	(2,646)	5,843	5,616

Total noninterest income	53,648	53,028	48,806	59,100	57,078

Noninterest expenses:
Compensation and benefits	57,854	57,902	57,128	55,406	53,659
Occupancy	10,810	10,859	9,909	9,144	8,402
Furniture and equipment	11,611	10,798	10,889	10,103	8,993
Intangible amortization	5,009	4,902	4,844	4,827	4,582
Marketing	3,664	3,283	2,533	4,233	3,630
Professional services	3,972	3,770	5,523	4,294	2,938
Conversion and infrastructure costs	3,506	1,134	300	200	—
Acquistion costs	151	178	426	—	265
Debt prepayment penalties	—	—	45,761	—	—
Other	16,928	14,948	16,735	15,562	14,710

Total noninterest expenses	113,505	107,774	154,048	103,769	97,179

Income before income taxes	67,978	69,986	18,358	72,619	68,366
Income taxes	21,720	22,491	2,052	23,258	22,523

Net income	$46,258	$47,495	$16,306	$49,361	$45,843

Diluted shares (average)	54,278	54,217	54,045	53,767	50,475

Net income per common share:
Basic	$0.86	$0.89	$0.31	$0.93	$0.92
Diluted	0.85	0.88	0.30	0.92	0.91

See Selected Financial Highlights for footnotes.

Retail and Wholesale Interest-Rate Spreads (unaudited)

	June	March	December	September	June
Three Months Ended,	2005	2005	2004	2004	2004

Interest-rate spread
Yield on interest-earning assets	5.40%	5.22%	5.02%	4.82%	4.68%
Cost of interest-bearing liabilities	2.11	1.94	1.80	1.78	1.69

Interest-rate spread	3.29%	3.28%	3.22%	3.04%	2.99%
Net interest margin	3.32	3.32	3.25	3.06	3.02

Retail interest-rate spread
Yield on loans and loans held for sale	5.66%	5.44%	5.25%	5.07%	4.93%
Cost of deposits	1.57	1.37	1.25	1.25	1.23

Spread	4.09%	4.07%	4.00%	3.82%	3.70%

Wholesale interest-rate spread
Yield on securities and short-term investments	4.62%	4.52%	4.37%	4.18%	4.09%
Cost of borrowings	3.54	3.23	2.91	2.80	2.50

Spread	1.08%	1.29%	1.46%	1.38%	1.59%

Consolidated Average Statements of Condition (unaudited)

Three Months Ended June 30,	2005			2004
			Fully tax-			Fully tax-
	Average		equivalent	Average		equivalent
(Dollars in thousands)	balance	Interest	yield/rate	balance	Interest	yield/rate

Assets:
Interest-earning assets:
Loans	$11,727,278	$166,968	5.68%	$10,440,916	$129,084	4.93%
Securities	3,851,741	44,687	4.62 (c)	4,485,738	46,277	4.11 (c)
Loans held for sale	242,351	2,964	4.89	169,092	2,139	5.06
Short-term investments	13,260	131	3.91	29,891	84	1.11

Total interest-earning assets	15,834,630	214,750	5.40	15,125,637	177,584	4.68

Noninterest-earning assets	1,493,233			1,219,002
Total assets	$17,327,863			$16,344,639

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Demand deposits	$1,451,236	—	—	$1,205,224	—	—
Savings, NOW and money market deposit accounts	5,749,931	16,181	1.13	5,282,018	11,456	0.87
Time deposits	4,078,793	27,918	2.75	3,056,167	17,716	2.33

Total deposits	11,279,960	44,099	1.57	9,543,409	29,172	1.23

Federal Home Loan Bank advances	2,210,809	18,160	3.25	2,827,253	19,905	2.79
Repurchase agreements and other short-term debt	1,449,355	9,872	2.69	1,860,747	4,888	1.04
Other long-term debt	674,178	10,649	6.32	671,223	8,953	5.34

Total borrowings	4,334,342	38,681	3.54	5,359,223	33,746	2.50

Total interest-bearing liabilities	15,614,302	82,780	2.11	14,902,632	62,918	1.69

Noninterest-bearing liabilities	104,104			109,360

Total liabilities	15,718,406			15,011,992

Preferred stock of subsidiary corporation	9,577			9,577

Shareholders’ equity	1,599,880			1,323,070
Total liabilities and shareholders’ equity	$17,327,863			$16,344,639

		131,970			114,666
Less: tax-equivalent adjustment		(2,135)			(1,199)

Net interest income		$129,835			$113,467

Interest-rate spread			3.29%			2.99%

Net interest margin			3.32%			3.02%

See Selected Financial Highlights for footnotes.

Consolidated Average Statements of Condition (unaudited)

Six Months Ended June 30,	2005			2004
			Fully tax-			Fully tax-
	Average		equivalent	Average		equivalent
(Dollars in thousands)	balance	Interest	yield/rate	balance	Interest	yield/rate

Assets:
Interest-earning assets:
Loans	$11,706,386	$325,755	5.56%	$9,904,542	$247,675	4.99%
Securities	3,801,582	87,376	4.58 (c)	4,408,620	91,438	4.16 (c)
Loans held for sale	228,230	5,696	4.99	127,184	3,209	5.05
Short-term investments	20,020	273	2.71	32,825	150	0.90

Total interest-earning assets	15,756,218	419,100	5.31	14,473,171	342,472	4.73

Noninterest-earning assets	1,447,520			1,054,197
Total assets	$17,203,738			$15,527,368

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Demand deposits	$1,398,593	—	—	$1,132,037	—	—
Savings, NOW and money market deposit accounts	5,677,509	29,140	1.04	4,910,528	20,440	0.84
Time deposits	3,886,783	50,827	2.64	2,922,958	34,562	2.38

Total deposits	10,962,885	79,967	1.47	8,965,523	55,002	1.23

Federal Home Loan Bank advances	2,308,437	36,747	3.17	2,628,041	38,909	2.93
Fed funds and repurchase agreements	1,553,899	19,415	2.49	1,977,133	10,319	1.03
Other long-term debt	677,630	20,837	6.15	601,991	17,151	5.70

Total borrowings	4,539,966	76,999	3.38	5,207,165	66,379	2.53

Total interest-bearing liabilities	15,502,851	156,966	2.03	14,172,688	121,381	1.71

Noninterest-bearing liabilities	108,370			90,883

Total liabilities	15,611,221			14,263,571

Preferred stock of subsidiary corporation	9,577			9,577

Shareholders’ equity	1,582,940			1,254,220
Total liabilities and shareholders’ equity	$17,203,738			$15,527,368

		262,134			221,091
Less: tax-equivalent adjustment		(4,067)			(1,818)

Net interest income		$258,067			$219,273

Interest-rate spread			3.28%			3.02%

Net interest margin			3.32%			3.05%

See Selected Financial Highlights for footnotes.

	At or for the Three Months Ended
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
( Dollars in thousands)	2005	2005	2004	2004	2004

Asset Quality

Nonperforming loans:
Commercial:
Commercial	$19,073	$17,112	$14,624	$12,407	$15,895
Equipment financing	3,466	3,800	3,383	4,501	5,021

Total commercial	22,539	20,912	18,007	16,908	20,916

Commercial real estate	11,654	15,609	8,431	11,157	13,757
Residential	6,690	7,528	7,796	7,695	8,599
Consumer	1,019	1,586	1,894	1,204	826

Total nonperforming loans	41,902	45,635	36,128	36,964	44,098

Loans held for sale	—	492	—	—	—

Other real estate owned and repossessed assets:
Commercial	2,217	2,472	2,824	2,482	3,192
Residential	112	446	100	527	238
Consumer	10	85	114	20	130

Total other real estate owned and repossessed assets	2,339	3,003	3,038	3,029	3,560

Total nonperforming assets	$44,241	$49,130	$39,166	$39,993	$47,658

Allowance for Loan Losses

Beginning balance	$152,519	$150,112	$148,179	$146,511	$123,613
Allowance for purchased loans	—	—	617	—	20,081
Provision	2,000	3,500	4,000	4,000	5,000

Charge-offs:
Commercial	1,432	2,155	3,432	3,556	2,646
Residential	178	167	367	92	187
Consumer	201	142	147	195	174

Total charge-offs	1,811	2,464	3,946	3,843	3,007
Recoveries	(2,114)	(1,371)	(1,262)	(1,511)	(824)

Net loan (recoveries) charge-offs	(303)	1,093	2,684	2,332	2,183

Ending balance	$154,822	$152,519	$150,112	$148,179	$146,511

Asset Quality Ratios:

Allowance for loan losses / total loans	1.31%	1.30%	1.28%	1.28%	1.30%
Net charge-offs (recoveries)/ average loans (annualized)	(0.01)	0.04	0.09	0.08	0.08
Nonperforming loans / total loans	0.35	0.39	0.31	0.32	0.39
Nonperforming assets / total assets	0.25	0.28	0.23	0.22	0.28
Allowance for loan losses / nonperforming loans	369.49	334.21	415.50	400.87	332.24